March 2007	Pricing Sheet Dated March 2, 2007 Relating to Preliminary Pricing Supplement No. 223 dated February 27, 2007 Registration Statement No. 333-131266 Filed pursuant to Rule 433

Structured Investments
Opportunities in Currencies

Currency-Linked Capital-Protected Notes due March 16, 2009
Based on the Performance of the European Union Euro/Japanese Yen Exchange Rate

P R I C I N G T E R M S – M A R C H 2 , 2 0 0 7
Issued By:	Morgan Stanley
Issue Price:	$1,000
Stated Principal Amount:	$1,000
Aggregate Principal Amount	$10,580,000
Pricing Date:	March 2, 2007
Original Issue Date:	March 9, 2007 (5 trading days after the Pricing Date)
Maturity Date:	March 16, 2009
Principal Protection:	100%
Interest:	None
Payment at Maturity:	$1,000 + Supplemental Redemption Amount (if any)
Supplemental Redemption Amount:	$1,000 times Exchange Rate Performance times Participation Rate; provided that the Supplemental Redemption Amount will not be less than zero.
Exchange Rate Performance:	(Initial Exchange Rate - Final Exchange Rate) / Initial Exchange Rate
Participation Rate:	80%
Exchange Rate:	On any day, the rate for conversion of the Japanese yen into European Union euros (expressed as the number of units of Japanese yen per one European Union euro) as determined by reference to the rate displayed on the Reference Source on such day.
Reference Source:	Reuters Page “WMRSPOT40”
Initial Exchange Rate:	154.1395
Final Exchange Rate:	The Exchange Rate on the Valuation Date
Valuation Date:	March 5, 2009
CUSIP:	617446F61
Listing:	None
Agent:	Morgan Stanley & Co. Incorporated
Commissions / Issue price:		Price to Public	Agent’s Commissions(1)	Proceeds to Company
	Per security	100%	2.00%	98.00%
	Total	$10,580,000	$211,600	$10,368,400

(1) For additional information, see “Supplemental Information Concerning Plan of Distribution” in the pricing supplement.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

You may access these documents on the SEC web site at www.sec.gov as follows:

Preliminary Pricing Supplement No. 223, dated February 27, 2007
Prospectus Supplement dated January 25, 2006
Prospectus dated January 25, 2006